Exhibit 10.5

      Execution Copy

                            STOCK PURCHASE AGREEMENT

                                      Among

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                                 BCP VOLUME L.P.

                            BCP OFFSHORE VOLUME L.P.

                          RECREATIONAL SERVICES L.L.C.

                           VSI MANAGEMENT DIRECT L.P.

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                       and

                            OGDEN ENTERTAINMENT, INC.

                                   dated as of

                                  June 24, 1999

                                TABLE OF CONTENTS

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                                                                            ----

                      ARTICLE I PURCHASE AND SALE OF STOCK                    1
      1.1   Transfer of Stock                                                 1
      1.2   Consideration                                                     1
      1.3   Escrow Deposit                                                    3
      1.4   The Closing                                                       6
      1.5   Further Assurances                                                8

       ARTICLE II REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY      8
      2.1   Corporate Organization                                            8
      2.2   Capital Stock                                                     8
      2.3   Subsidiaries of the Company                                       9
      2.4   Authorization, Etc.                                              10
      2.5   Balance Sheets and Income Statements                             10
      2.6   No Undisclosed Liabilities                                       11
      2.7   No Approvals or Conflicts                                        11
      2.8   Compliance with Law; Governmental Authorizations                 11
      2.9   Litigation                                                       11
      2.10  Title to Assets; Inventories                                     12
      2.11  Absence of Certain Changes                                       12
      2.12  Taxes and Reports                                                13
      2.13  Employee Benefits                                                14
      2.14  Labor Relations                                                  15
      2.15  Intellectual Property                                            15
      2.16  Contracts                                                        16
      2.17  Environmental Matters                                            17
      2.18  Insurance                                                        18
      2.19  Licenses and Permits                                             19
      2.20  No Brokers' or Other Fees                                        19
      2.21  Volume Services America, Inc. Integration/Transition Plan        20
      2.22  1998 Contract EBITDA                                             20
      2.23  Ethical Standards                                                20
      2.24  Directors; Officers; Compensation                                20
      2.25  Bank Accounts                                                    20
      2.26  Material Untruths or Omissions                                   20
      2.27  Receivables and Payables                                         21
      2.28  Year 2000                                                        21
      2.29  1999 Budget                                                      21

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS            21
      3.1   Ownership of Shares                                              21
      3.2   Title to Shares                                                  21

      3.3   Authority                                                        22
      3.4   No Approvals or Conflicts                                        22
      3.5   Brokers and Advisors                                             22
      3.6   Claims on the Company                                            22

            ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER           23
      4.1   Organization                                                     23
      4.2   Authorization, Etc.                                              23
      4.3   No Approvals or Conflicts                                        23
      4.4   Acquisition for Investment                                       24
      4.5   No Knowledge of Breach                                           24
      4.6   No Brokers' or Other Fees                                        24

        ARTICLE V CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLERS       24
      5.1   Representations and Warranties                                   25
      5.2   Performance                                                      25
      5.3   Officer's Certificate                                            25
      5.4   HSR Act                                                          25
      5.5   Injunctions                                                      25

               ARTICLE VI CONDITIONS TO PURCHASER'S OBLIGATIONS              25
      6.1   Representations and Warranties                                   25
      6.2   Performance                                                      25
      6.3   Sellers' and Officer's Certificates                              26
      6.4   Resignation of Directors                                         26
      6.5   HSR Act                                                          26
      6.6   Injunctions                                                      26
      6.7   Spinoff Condition                                                26

                     ARTICLE VII COVENANTS AND AGREEMENTS                    27
      7.1   Conduct of Business by Company                                   27
      7.2   Access to Books and Records; Cooperation                         28
      7.3   Filings and Consents                                             28
      7.4   Publicity                                                        29
      7.5   Notice of Breaches                                               29
      7.6   Covenant to Satisfy Conditions                                   29
      7.7   Director and Officer Liability Insurance                         29
      7.8   Employee Benefits                                                29
      7.9   Contact with Customers and Suppliers                             30
      7.10  No Solicitation of Other Offers                                  30
      7.11  Termination of Stockholders' Agreement, Higgins
            Employment Agreement, Share Exchange Agreement and
            Monitoring Agreements                                            31
      7.12  Fee to Blackstone                                                31
      7.13  Disposition of Hatch Interest                                    31

                           ARTICLE VIII TERMINATION                          32
      8.1   Termination                                                      32
      8.2   Procedure and Effect of Termination                              33


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                                                                            Page
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            ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES            33
      9.1   Representations and Warranties Relating to the Company           33
      9.2   Representations and Warranties of Sellers                        33
      9.3   Representations and Warranties of the Purchaser                  34
      9.4   Limitation of Recourse                                           34
      9.5   Acknowledgment by the Parties                                    34

                           ARTICLE X MISCELLANEOUS                           35
      10.1  Fees and Expenses                                                35
      10.2  Governing Law                                                    35
      10.3  Amendment                                                        35
      10.4  Assignment                                                       35
      10.5  Waiver                                                           35
      10.6  Notices                                                          35
      10.7  Complete Agreement.                                              37
      10.8  Counterparts                                                     38
      10.9  Headings                                                         38
      10.10 Knowledge and Fraud                                              38
      10.11 Construction                                                     38
      10.12 Severability                                                     38
      10.13 Third Parties                                                    38
      10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS                   38
      10.15 WAIVER OF JURY TRIAL                                             39

Annex A      --   Ownership of Shares

Disclosure Schedule

Exhibit A    --   Documents Purchaser Has Read
Exhibit B-1  --   Compliance Notice
Exhibit B-2  --   Non-Compliance Notice

STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (this "Agreement"), dated as of June 24, 1999, is entered into by and among Volume Services America Holdings, Inc., a Delaware corporation (the "Company"), BCP Volume L.P., a Delaware limited partnership ("Volume"), BCP Offshore Volume L.P., a Cayman Islands exempted limited partnership ("Offshore"), Recreational Services L.L.C., a Delaware limited liability company ("Services"), VSI Management Direct L.P., a Delaware limited partnership ("Management Direct" and, together with Volume, Offshore and Services, the "Sellers"), General Electric Capital Corporation, a Delaware corporation ("GECC"), and Ogden Entertainment, Inc., a Delaware corporation ("Purchaser").

            WHEREAS, Sellers as of the date hereof own, beneficially and of record, an aggregate of 332.67315 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company in the respective amounts set forth in Annex A hereto;

            WHEREAS, the Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

            WHEREAS, Purchaser desires to purchase and Sellers desire to sell the Shares upon the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

PURCHASE AND SALE OF STOCK

1.1 Transfer of Stock. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, Sellers shall sell, assign, transfer and deliver to Purchaser and the Company (in the proportions described in Section 1.2(a)) the Shares, free and clear of all options, pledges, security interests, liens, mortgages, charges, hypothecations, claims or other encumbrances or restrictions on voting or transfer or other restrictions or encumbrances of any kind or nature whatsoever ("Encumbrances"), except that the transfer of such shares may trigger change of control provisions in the Indenture and the Credit Agreement referred to in Section 2.2 of the Disclosure Schedule (attached hereto, the "Disclosure Schedule"), and contracts referred to in Section 2.7 of the Disclosure Schedule (the restrictions imposed by such change of control provisions, "Permitted Encumbrances").

1.2 Consideration. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, (i) Purchaser shall pay to Sellers, for 98.531% of the Shares, by wire transfer of immediately available funds, an amount equal to $127,000,000 ($127,000,000 subject to the last sentence of this paragraph, the "Purchase Price") less the Net Escrow Amount (as defined below), subject to any adjustments made pursuant to Section 7.7 and


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

(ii) the Company shall pay to Sellers, for 1.469% of the Shares, by wire transfer of immediately available funds, an amount equal to $1,865,616, such amount to be paid from, and only to the extent of, the proceeds from the repayment at Closing of the Company Notes (as defined in Section 7.13 of the Disclosure Schedule) and the $673,801 received by the Company pursuant to the Refinancing Distribution (as defined in Section 7.13 of the Disclosure Schedule). In the event the Closing Date occurs after September 30, 1999, the Purchase Price will increase by an amount recalculated at a rate of 10% per annum, compounded quarterly, from and including September 30, 1999 to but excluding the date on which the Closing occurs, provided, such increase will be reduced by the interest earned during such period on the Net Escrow Amount.

      (b) In the event that the Closing occurs on or prior to August 24, 1999, then, immediately prior to such Closing, Services may distribute to GECC that number of Shares having a value (based on the Purchase Price) equal to the amount to which GECC would otherwise be entitled at the Closing, provided, that GECC will remain the sole manager of Services, and provided further, that as a condition precedent to such distribution:

            (i) GECC enters into an agreement, in form and substance reasonably satisfactory to Purchaser, to be bound by this Agreement with respect to Services and the Shares distributed to it as fully and with the same effect as if originally a Seller hereunder and to transfer such Shares to Purchaser at the Closing pursuant to the terms and conditions of this Agreement; and

            (ii) Services enters into agreements guaranteed by each of the members of Services, in form and substance reasonably satisfactory to Purchaser, (A) granting to Purchaser and the Company the option to purchase all of the Shares owned by Services (on a 98.531 to 1.469 basis as described above) at any time during the period commencing and including August 26, 1999 and ending and including September 7, 1999 at a price per Share equal to the price per Share paid to the other Sellers at the Closing (the "Per Share Price"), and providing Services the right to require Purchaser and the Company to purchase (on a 98.531 to 1.469 basis as described above) all of the Shares owned by Services at any time during the period commencing September 27, 1999 and ending October 4, 1999, at a price per Share equal to the Per Share Price increased or decreased, as the case may be, by an amount equal to the Per Share Price multiplied by the percentage change in the Dow Jones Industrial Average from September 8, 1999 to September 27, 1999 (up to a maximum percentage increase or decrease of five percent), and (B) providing for the immediate deposit upon such distribution by Services of all of the remaining Shares owned by it, duly endorsed or accompanied by duly executed stock powers for the transfer of such Shares to Purchaser or the Company, as the case may be, into escrow with an escrow agent selected by Purchaser, such Shares to be delivered by such escrow agent to Purchaser and the Company upon deposit by Purchaser and the Company with such escrow agent of the purchase price for such Shares under the option/put agreement described in clause (A) above. The payment made to Services will be subject to Section 7.7 and
      10.1 to the same extent applicable to the other Sellers. There will be no conditions to the consummation of such option/put other than the accuracy of Sections 3.2, 3.3, 3.4, 3.5 and 3.6.


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

      (c) If Section 1.2(b) applies, the payments and contribution required to be made by Purchaser and the Company pursuant to Sections 1.2(a) and 1.4(b) will be proportionally allocated between the Closing Date and the closing date for the exercise of the option/put under Section 1.2(b).

      (d) Notwithstanding anything herein to the contrary, if Purchaser, GECC and the Company cannot agree upon the terms and conditions of the agreements referred to in clauses (A) and (B) of clause (b)(ii) above prior to the day that the Closing would otherwise occur pursuant to Section 1.4 hereof (without regard to the parenthetical in such section referencing Section 1.2(b)), Services may not distribute to its members any Shares owned by it, the Closing shall occur without regard to the provisions contained in Section 1.2(b) above and at the Closing all of the Shares will be transferred to Purchaser and the Company.

1.3 Escrow Deposit.

      (a) Concurrent with the execution and delivery of this Agreement, Purchaser is depositing with Norwest Bank Minnesota, National Association, as escrow agent (the "Escrow Agent"), $10,000,000 in immediately available funds (the "Escrow"). Upon the Closing, such amount (together with interest earned thereon), net of fees, expenses and other charges of the Escrow Agent (the "Net Escrow Amount"), will be applied toward the Purchase Price.

      (b) If the Closing has not occurred by the 42nd day after the date of this Agreement or such later date, no later than the 57th day after the date of this Agreement, selected by Sellers (the "Closing Target Date"), then the Escrow will remain in effect and on the Closing Target Date the Company and Sellers will deliver to Purchaser duly executed certificates either (x) of the type described in Section 6.3 dated as of the Closing Target Date or (y) identifying the specific facts and circumstances alleged to breach either the representations and warranties of Article II or III or the covenants to be performed by the Company or Sellers on or prior to the Closing Target Date (the certificates referred to in clauses (x) or (y) collectively the "Company Certificates") and within 15 days thereafter Purchaser will deliver to the Company, Sellers and the Escrow Agent either:

            (i) a duly executed certificate, in the form attached as Exhibit B-1, to the effect that Purchaser irrevocably waives (subject to Section 1.3(i)) any claim that the conditions to Closing set forth in Sections 6.1, based on Article II (other than Section 2.20), and 6.2 to the extent relating to the performance of covenants on or prior to the Closing Target Date were not satisfied as of the Closing Target Date (the "Compliance Notice"); or

            (ii) a duly executed certificate, in the form attached as Exhibit B-2, identifying the specific facts and circumstances alleged to breach (as of the Closing Target Date) either the representations and warranties of Article II or Article III or the covenants to be performed by the Company or Sellers on or prior to the Closing Target Date, which breaches in good faith are reasonably alleged by the Purchaser to give rise to a failure of the conditions to Closing set forth in Sections 6.1 or 6.2 (the "NonCompliance Notice").


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

      (c) Subject to Section 1.3(i), upon receipt of the Compliance Notice, or if no NonCompliance Notice is received, by the Company, Sellers and Escrow Agent on or before the 15th day after the Closing Target Date, (i) the condition of
Section 6.1 will thereafter not be deemed to relate back to any representation or warranty in Article II (other than Section 2.20), (ii) the condition of
Section 6.2 will thereafter not be deemed to relate back to the performance or alleged non-performance of any covenant to be performed by the Company or Sellers on or prior to the Closing Target Date and (iii) if the Agreement subsequently terminates without a Closing, the Net Escrow Amount will be applied as follows:

            (A) If, as of the date of such termination, the then applicable conditions in Article VI (other than Section 6.7) are satisfied (the conditions in Sections 6.3 and 6.4 being deemed satisfied as of such termination date), the Net Escrow Amount will be paid to Sellers.

            (B) If, as of the date of such termination, any one or more of the then applicable conditions in Article VI (other than Section 6.7) is or are not satisfied (the conditions in Sections 6.3 and 6.4 being deemed satisfied as of such termination date), the Net Escrow Amount will be paid to the Purchaser. However, if the preceding sentence would not have applied but for the Purchaser's failure to comply in all material respects with the agreements and covenants contained in this Agreement to be performed by it on or before the date of such termination, the Net Escrow Amount will instead be paid to Sellers.

      (d) Upon receipt of the Non-Compliance Notice by the Company, Sellers and the Escrow Agent on or before the 15th day after the Closing Target Date, (A)(i) the condition of Section 6.1 will thereafter not be deemed to relate back to any representation or warranty in Article II (other than Section 2.20) and (ii) the condition of Section 6.2 will thereafter not be deemed to relate back to the performance or alleged non-performance of any covenant to be performed by the Company or Sellers on or prior to the Closing Target Date, except that, in each case, those elements of the representations, warranties or covenants relating to the alleged breaches specifically identified in the Non-Compliance Notice based on identified facts and circumstances (the "Alleged Breaches") will survive, provided, if such Alleged Breaches do not in fact give rise to a failure of the
Section 6.1 or 6.2 condition as of the Closing Target Date or prior to termination of this Agreement such failure resulting from such Alleged Breaches is otherwise cured, Purchaser will be deemed to have waived any claim that the condition of Section 6.1 or 6.2 was not satisfied as of the Closing Target Date as a result of such Alleged Breaches, (B) subject to paragraph (k) below, in the event that the parties have not agreed upon a resolution for such Alleged Breaches in accordance with their obligations set forth in Section 1.3(h) below, effective two weeks after delivery of the NonCompliance Notice Section 7.10 will no longer apply and the Company will be entitled to terminate this Agreement at any time, and (C) if this Agreement subsequently terminates without a Closing, the Net Escrow Amount will be applied as follows:

            (i) If, as of the date of such termination, the then applicable conditions in Article VI (other than Section 6.7) are satisfied (the conditions in Section 6.3 and 6.4 being deemed satisfied as of such termination date), the Net Escrow Amount will be paid to Sellers.


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

            (ii) If, as of the date of such termination, any one or more of the then applicable conditions in Article VI (other than Section 6.7) is or are not satisfied (the conditions in Section 6.3 or 6.4 being deemed satisfied as of such termination date), the Net Escrow Amount will be paid to Purchaser. However, if the preceding sentence would not have applied but for the Purchaser's failure to comply in all material respects with the agreements and covenants contained in this Agreement to be performed by it on or before the date of such termination, the Net Escrow Amount will instead be paid to Sellers.

      (e) The payment of the Net Escrow Amount to the party or parties entitled thereto will be made as promptly as practicable after the date of termination of this Agreement.

      (f) In connection with the delivery of the Purchaser's Compliance Notice or Non-Compliance Notice described in Section 1.3(b), reference is made to
Section 7.2(c) of this Agreement, it being understood that Purchaser will have the specific opportunity during the fifteen day period referred to in Section 1.3(b) to ascertain whether it deems the applicable conditions of Sections 6.1 and 6.2 to be satisfied as of the Closing Target Date.

      (g) If the Agreement terminates before the Closing Target Date, the parties will use Sections 1.3(c) and 1.3(d) to determine how the Escrow Amount is distributed unless (i) the Agreement is terminated under Section 8.1(a)(vi), in which case the Escrow Amount will be paid to Sellers or (ii) the Agreement is terminated by the Purchaser pursuant to Section 8.1(a)(vii), in which case the Escrow Amount will be paid to Purchaser.

      (h) In the event Section 1.3(d) applies, should any Alleged Breaches survive, the parties will cooperate in good faith to resolve such Alleged Breaches for a period of two weeks after delivery of the Non-Compliance Notice in order to permit their cure, provided that the Company and Sellers will not be required to expend funds in order to effect any such cure, unless Purchaser provides such funds.

      (i) If, prior to Closing, it is established that any Seller or the Company had knowledge (as such term is defined in Section 10.10 hereof) as of the Closing Target Date of items that should have been identified on the Company Certificate delivered on the Closing Target Date but such items were not so identified, they will be deemed to have been identified in the Non-Compliance Notice (or, if a Compliance Notice was previously given, it will be deemed to convert into a Non-Compliance Notice that refers to such items). In such case, the provisions of Section 1.3(d) and 1.3(h) will apply ab initio to such revised Non-Compliance Notice, provided, if a Non-Compliance Notice was previously given and the parties were unable to resolve such Alleged Breaches so that Section
7.10 no longer applies, the two week waiting period in paragraph (d)(B) of this Section need not apply a second time.

      (j) All disputes arising under this Section 1.3 will be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in New York City, New York before a panel of three arbitrators selected in accordance with Section R-13 of the American Arbitration Association Commercial Arbitration Rules, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules, provided, that each of Purchaser and


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

Sellers will have the opportunity to reject within five business days any arbitrator proffered and in no event will the American Arbitration Association have the power to make the appointments of an arbitrator unless the procedures in R-13(a) and (b) (but for the last sentence of R-13(b)) have failed to yield a panel of three arbitrators after submissions of three lists. The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. The provisions of this paragraph (j) will be enforceable in any court of competent jurisdiction, and the parties will bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators will be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award.

      (k) At any time prior to termination of this Agreement, Purchaser may by written notice to the Company and Sellers irrevocably convert a NonCompliance Notice into a Compliance Notice, whereupon Section 7.10 will apply from the date of such conversion forward, Section 1.3(d), including, without limitation, the Company's termination right set forth therein, will no longer apply, and Section 1.3(c) will apply.

1.4 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement (other than the closing of the option/put under Section 1.2(b), which will take place as provided therein) shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, on the fifth business day after satisfaction of the conditions set forth in Articles V (other than delivery of the certificate referred to in Section 5.3 which shall be delivered at the Closing) and VI (other than delivery of the certificates and resignations referred to in Sections 6.3 and 6.4 which shall be delivered at the Closing and the delivery of the certificate referred to in Section 6.7 which if the Closing takes place on or prior to September 30, 1999, shall be delivered at the Closing (to avoid confusion, it is understood that the Closing will not occur on or prior to September 30, 1999 unless Purchaser has made the determination referred to in
Section 6.7)) (the "Closing Date"), or at such other place, date and time as may be agreed upon by Sellers and Purchaser.

      (a) Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver or cause to be delivered to Purchaser or the Company, as the case may be, the following:

            (i) subject to Section 1.2(b), certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser or the Company, as the case may be, and otherwise in a form acceptable for transfer on the books of the Company;

            (ii) resignations of those officers and directors of the Company and each of the Company Subsidiaries (as hereinafter defined) other than the Excluded Entities (as hereinafter defined) whose resignations are requested by Purchaser no later than five business days prior to the Closing, as contemplated by Section 6.4 hereof, such resignations to be effective as of the Closing; provided that Sellers shall have no obligation to deliver resignations of officers who do not agree to resign and provided further that Purchaser shall be responsible for all liabilities and obligations resulting from such resignations;


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

            (iii) all other previously undelivered documents required by this Agreement to be delivered by the Company or Sellers to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby;

            (iv) certificate of good standing of the Company and each of the Company Subsidiaries (other than the three joint ventures identified on Section 2.3 of the Disclosure Schedule) in their respective jurisdictions of incorporation and qualification; and

            (v) the minute books, seals and stock records of the Company and each of the Company Subsidiaries, to the extent available.

      (b) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following:

            (i) subject to Section 1.2(b), the Purchase Price, less the Net Escrow Amount delivered to Sellers on the Closing Date, by wire transfer of immediately available funds to the account or accounts designated by Sellers by notice to Purchaser at least two business days prior to the Closing Date; and

            (ii) all other previously undelivered documents required by this Agreement to be delivered by Purchaser to the Company or Sellers at or prior to the Closing Date in connection with the transactions contemplated hereby.

      (c) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to the Company or Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Sellers.

1.5 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of another party and without further cost or expense to the party to whom such request is made, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

                                   ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

            The Company hereby represents and warrants to Purchaser, and (i) Volume, Offshore and Management Direct jointly and severally, on the basis of their aggregate percentage ownership of the Shares, represent and warrant to Purchaser and (ii) Services on the basis of its percentage ownership of Shares represents and warrants to Purchaser, as follows (for the absence of doubt, it is agreed that Services makes no representation as to the other Sellers or their Shares):


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

2.1 Corporate Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification. The Company has delivered or made available to Purchaser complete and correct copies of the Certificate of Incorporation and all amendments thereto to the date hereof, and the Bylaws (or comparable organizational documents) as presently in effect of the Company and each Company Subsidiary (as hereinafter defined). Except as set forth in Section 2.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other business.

2.2 Capital Stock. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which only the Shares as of the date hereof are and as of the Closing will be issued and outstanding and no other shares of any other class or series of capital stock of the Company are issued and outstanding. The Shares have been issued in full compliance with applicable federal and state securities laws. Except as set forth in Section 2.2 of the Disclosure Schedule or as expressly provided in this Agreement, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of capital stock of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. All of the Shares have been validly issued and are fully paid, nonassessable and, as of the date hereof, are free and clear of preemptive rights and other Encumbrances except as set forth in Section 2.2 of the Disclosure Schedule and, as of the Closing Date, will be free and clear of all Encumbrances other than Permitted Encumbrances.

2.3 Subsidiaries of the Company. The Company owns and except with respect to the joint venture with the Baltimore Convention Center (which is expected to terminate when the related account terminates in July 1999 and from such point such joint venture would no longer be considered a Company Subsidiary, as defined below), as of the Closing Date the Company will own, directly or through one or more wholly-owned subsidiaries, the number of shares of each class of outstanding capital stock and the percentage of outstanding ownership interests listed as being owned by the Company or its subsidiaries of each of the entities listed in Section 2.3 of the Disclosure Schedule (hereinafter referred to collectively as the "Company Subsidiaries"). Section 2.3 of the Disclosure Schedule sets forth an organizational chart for the Company Subsidiaries and the legal name and state of incorporation or formation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and (except for the joint ventures and the limited liability company listed under the heading "Joint Venture Interests" in Section 2.1 of the Disclosure Schedule (the "Excluded Entities")) in good standing under the laws of the state of incorporation or formation, as the case may be, indicated for each Company Subsidiary in Section 2.3 of the Disclosure Schedule. Each Company Subsidiary (except for the Excluded Entities) is duly qualified and in good standing as a foreign entity in each jurisdiction in which it is required so to qualify and each Company Subsidiary has full power and authority to carry on the business in which it is now engaged. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company and the Company Subsidiaries do not own, directly or indirectly, any interest in the capital stock of any other corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced. Section 2.3 of the Disclosure Schedule accurately sets forth the capitalization and ownership, and/or the issued and outstanding capital stock, as applicable, of each of the Company Subsidiaries. All of the outstanding capital stock or other ownership interests of the Company Subsidiaries owned by the Company or any of the Company Subsidiaries are duly authorized and validly issued, fully paid and nonassessable and free and clear of all Encumbrances (except as set forth in Section 2.3 of the Disclosure Schedule). None of the shares of capital stock of the Company Subsidiaries and, to the knowledge of the Company with respect to the minority owned Excluded Entities were issued in violation of any preemptive rights binding on the Company Subsidiaries. There are no issued or outstanding shares of any class of capital stock of, or ownership interests in, as applicable, any of the Company Subsidiaries other than those set forth in Section 2.3 of the Disclosure Schedule. Except as disclosed in Section 2.3 of the Disclosure Schedule, none of the Company Subsidiaries has outstanding, or has agreed to issue or sell, any options, rights, warrants, calls or other commitments (either in the form of convertible securities or otherwise) pursuant to which the holder thereof has or will or may have the right to purchase or otherwise acquire any shares of stock or any other security of any of the Company Subsidiaries.

2.4 Authorization, Etc. The Company has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved and authorized, and no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed by the Company and, assuming this Agreement constitutes the valid and binding agreement of Purchaser and Sellers, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights generally and the application of general rules of equity.

2.5 Balance Sheets and Income Statements. The Company has previously delivered to Purchaser the following financial statements, including the related notes and Schedules thereto (collectively, the "Financial Statements"):

      (a) the audited consolidated balance sheets of the Company and its subsidiaries as at December 31, 1996, December 30, 1997, and December 30, 1998 and the related statements of operations for each of the years then ended;

      (b) the audited consolidated balance sheets of Service America Corporation and its subsidiaries (collectively, "SAC") as at December 28, 1996, December 27, 1997, and the consolidated statements of operations of SAC for the fifty three
(53) week period ended March 30, 1996, the thirty-nine (39) week period ended December 28, 1996, and the fifty-two (52) week period ended December 27, 1997; and

      (c) the unaudited consolidated balance sheet (the "Balance Sheet") of the Company and the Company Subsidiaries as at March 30, 1999 and the related unaudited statement of operations for the three (3) month period then ended.

The Financial Statements present fairly the consolidated assets, liabilities, stockholders' equity and results of operations and financial position of the Company and its consolidated subsidiaries or of SAC, as the case may be, as at the dates and for the periods indicated, and (including the related notes and schedules thereto) have been prepared in accordance with United States generally accepted accounting principles as consistently applied ("GAAP").

2.6 No Undisclosed Liabilities. At March 30, 1999, neither the Company nor any Company Subsidiary had any liabilities or obligations, whether accrued, absolute or contingent, that were required to be reflected on a balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP (including appropriate footnote disclosure), other than liabilities and obligations that are reflected, accrued or reserved for in the Balance Sheet. Except as disclosed in Section 2.6 of the Disclosure Schedule, since March 30, 1999, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations other than those incurred in the ordinary course of business or pursuant to its Budget (as defined below) or as expressly permitted by Section 7.1(b)(vi) or any other Section of this Agreement.

2.7 No Approvals or Conflicts. Except as set forth in Section 2.7 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws (or comparable organizational documents) of the Company or any Company Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or any Company Subsidiary, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Company, the Company Subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Company, the Company Subsidiaries or any of their respective properties or (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other third party.

2.8 Compliance with Law; Governmental Authorizations. Except as set forth in
Section 2.8 of the Disclosure Schedule or as reflected, accrued or reserved for in the Balance Sheet, the Company is not now, and has not been, during any period for which the applicable statute of limitations has not yet expired, in violation of any license, permit, order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company. Except as set forth in Section 2.8 of the Disclosure Schedule, the licenses, permits and other governmental authorizations held by the Company and the Company Subsidiaries are valid and sufficient to lawfully conduct the businesses of the Company and the Company Subsidiaries as currently conducted.

2.9 Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule or as reflected, accrued or reserved for in the Balance Sheet, (i) there are no actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body and (ii) the Company has no knowledge of any facts or circumstances that would reasonably be expected to result in any such action, proceeding or investigation.

2.10 Title to Assets; Inventories. Except as set forth in Section 2.10 of the Disclosure Schedule, on March 30, 1999, the Company and each Company Subsidiary had and, except with respect to assets disposed of in the ordinary course of business since March 30, 1999, the Company and each Company Subsidiary now has, good and valid title to all the properties and assets owned by it and reflected on the Balance Sheet or which would have been reflected on the Balance Sheet if acquired prior to March 30, 1999, free and clear of all encumbrances of any nature except for (i) exceptions to title as set forth in Section 2.10 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected on the Balance Sheet; (iii) liens for Taxes (as defined in Section 2.12) not yet payable or any Taxes being contested in good faith; (iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such minor imperfections of title and encumbrances, if any, as do not impair the ability of the Company to realize the practical benefits of ownership of such property. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company and each Company Subsidiary owns, or has valid leasehold interests in, all tangible properties and assets used in the conduct of its business purported to be owned by it. The Company does not own any real property.

      (a) The assets currently owned or leased by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is ordinarily given access in providing its services, are adequate and in satisfactory operating condition, subject to ordinary maintenance requirements from time to time, for the uses to which they are being put, and constitute all of the assets necessary for the continued conduct of the business of the Company and the Company Subsidiaries after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

      (b) All inventories of the Company and the Company Subsidiaries are of good, usable and merchantable quality (subject to normal and customary allowances for spoilage, damage and outdated items in the case of food inventory) and, except as set forth in Section 2.10 of the Disclosure Schedule, do not include any obsolete or discontinued items. Except as set forth in
Section 2.10 of the Disclosure Schedule, (i) all inventories are of such quality as to meet any applicable governmental quality control standards, (ii) all inventories that are finished goods are saleable as current inventories at the current prices thereof and (iii) all inventories are recorded on the books of the Company or the Company Subsidiaries, as applicable, at the lower of average cost, determined on the FIFO basis, or market.

2.11 Absence of Certain Changes. Except as disclosed in Section 2.11 of the Disclosure Schedule and as otherwise provided herein, since March 30, 1999, (i) the business of the Company and each Company Subsidiary has been conducted only in the ordinary course and consistent with past practice; and (ii) there has not been any event or circumstances that would have a material adverse effect on the business, results of operations or financial condition or prospects of the Company and the Company Subsidiaries taken as a whole (hereinafter referred to as a "Material Adverse Effect").

      (a) Since March 30, 1999, the Company and each Company Subsidiary has not, except as set forth in Section 2.11 of the Disclosure Schedule, (i) purchased, agreed to purchase, redeemed or called for redemption of any outstanding shares, issued any options, warrants, shares, bonds or other securities, interests or rights to acquire securities or interests or declared or paid any dividend or distribution on or authorized or effected any split up or recapitalization of any shares; (ii) authorized any changes in its charter or by-laws; (iii) made or contracted for any capital expenditures or incurred or paid any liabilities or obligations, other than in the ordinary course of business or pursuant to its Budget (as defined below) or as expressly permitted by Section 7.1(b)(vi) or any other Section of this Agreement; (iv) sold, leased, or otherwise transferred, or contracted to sell, lease or otherwise transfer, any of its assets, other than in the ordinary course of business, or mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, other than in the ordinary course of business; (v) made any loan or advance to any person or entity, other than in the ordinary course of business; (vi) made any changes in directors or officers or made any change in the compensation payable to, or made any arrangement for the payment of or paid any bonus to, any director or officer;
(vii) failed to keep in force any insurance coverage then in force; (viii) suffered any uninsured damage to or destruction of any of its properties or assets of any premises owned or leased by it, whether by fire, accident, labor disturbance or otherwise; (ix) transferred or granted any right under any lease, license, agreement, patent, trade name, copyright or other valuable asset, other than in the ordinary course of business; (x) failed to pay any payable or collect any receivable other than in accordance with past practice or in connection with any matter disclosed as in dispute under Section 2.9 of the Disclosure Schedule, or (xi) agreed to do any of the things set forth in Sections 2.11(b)(i), (ii), (iii), (iv), (v), (vi), (ix), or (x) above.

2.12 Taxes and Reports.

      (a) Filing of Tax Returns. Except as set forth in Section 2.12(a) of the Disclosure Schedule, there have been properly completed and filed on a timely basis (taking into account extensions of time to file granted therefor) all tax returns required to be filed with respect to the Company and the Company Subsidiaries on or prior to the date hereof.

      (b) Payment of Taxes. All Taxes of the Company or any of the Company Subsidiaries that are due and owing with respect to taxable periods ending on or before the Closing Date hereof have been paid, except to the extent that such Taxes are being contested in good faith by appropriate proceedings and disclosed in Section 2.12(b) of the Disclosure Schedule hereto or are reserved as and to the extent required by GAAP on the Financial Statements.

      (c) Audit History. Except as disclosed in Section 2.12(c) of the Disclosure Schedule, no issues have been raised in writing by any taxing authority in connection with any tax return of the Company and the Company Subsidiaries with respect to the Company and the Company Subsidiaries. Except as disclosed in Section 2.12(c) of the Disclosure Schedule, no waivers of statutes of limitation with respect to any such tax returns have been given by the Company or the Company Subsidiaries. Except to the extent shown in Section 2.12(c) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations have been paid, or are reflected as a liability in the Financial Statements, or are being contested and are reserved as and to the extent required by GAAP on the Financial Statements.

      (d) Liens. Except as disclosed in Section 2.12(d) of the Disclosure Schedule, there are no liens for Taxes on the assets of the Company or any Company Subsidiary other than for current Taxes not yet due and payable or if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings.

      (e) Prior Affiliated Groups. Except as disclosed in Section 2.12(e) of the Disclosure Schedule and except for the group of which the Company and the Company Subsidiaries are presently members, neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

      (f) Tax-Exempt Use Property. Except as disclosed in Section 2.12(f) of the Disclosure Schedule, as of Closing, none of the assets of the Company or any of the Company Subsidiaries is "tax exempt use property" within the meaning of
Section 168(h) of the Code.

      (g) Definitions. For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

2.13 Employee Benefits. Section 2.13 of the Disclosure Schedule sets forth a true and complete list of each employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained or to which the Company or Company Subsidiary, as applicable, is a party or obligated to contribute for or on behalf of, current or former employees or directors of the Company or any Company Subsidiary (the "Plans"). With respect to each of the Plans, and except as set forth in Section
2.13 of the Disclosure Schedule, other than multi-employer plans, the Seller has heretofore delivered or made available to Purchaser true and complete copies of
(i) the text of the Plan and of any trust or insurance contract maintained in connection therewith, (ii) the most recent summary plan descriptions and all modifications thereto (including any written summaries of any unwritten Plan), any employee handbook and other communications and all modifications thereto, if any, (iii) the most recent three annual reports (Form 5500 series) together with required schedules filed with the Internal Revenue Service (the "IRS") and any financial statements or opinions required under ERISA, if any, (iv) the most recent determination letter issued by the IRS with respect to 401(k) plans and the related submission and communications with the IRS, and (v) the most recent actuarial report, if any. Except as set forth in Section 2.13 of the Disclosure Schedule, each Plan has been maintained in substantial compliance with all applicable laws and regulations and has been operated in substantial compliance with its terms. Except as set forth in Section 2.13 of the Disclosure Schedule, (a) no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), (b) no proceedings have been instituted to terminate (i) any Plan that is subject to Title IV of ERISA or (ii) any "employee pension benefit plan" (as defined in Section (3)(2) of ERISA) sponsored by a member of the Company's "Controlled Group" (defined as any organization which is a member of the same controlled group of organizations within the meaning of Code Sections 414(b) or (c) that is subject to Title IV of ERISA), and (c) the current value of the assets of each of the Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions currently used by the Plans, exceeds the present value of the accrued benefits under each such Plan. Any Plan intended to be "qualified" (within the meaning of Section 401 (a) of the Code) either (x) has received a favorable Determination Letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred nor condition exists which could reasonably be expected to result in the revocation of such Determination Letter, or (y) is the subject of an application for such a Determination Letter. Except as set forth on Section 2.13 of the Disclosure Schedule, no Plan provides health, dental, medical, hospitalization or life insurance (whether on an insured or self-insured basis) to current employees or former employees after their retirement or other termination of employment from the Company and Company Subsidiaries (other than continuation coverage required under COBRA which may be purchased at such employees' sole expense).

2.14 Labor Relations. Except as set forth in Section 2.14 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement applicable to employees of the Company or Company Subsidiary, as applicable. Except as set forth in Section 2.14 of the Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice, and, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

2.15 Intellectual Property. Section 2.15 of the Disclosure Schedule contains an accurate and complete list of all registered patents, trademarks, trade names, service marks and copyrights (collectively, "Intellectual Property") owned by the Company or any Company Subsidiary and an accurate and complete list of all licenses and other agreements relating to Intellectual Property (collectively, "License Agreements"). Except as set forth in Section 2.15 of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not impair Purchaser's right to use any Intellectual Property or the enforceability of the License Agreements, (ii) neither the Company nor any Company Subsidiary has received, during any period for which the applicable statute of limitations has not yet expired, a written notice of any claims by any person relating to the Company's or Company Subsidiary's, as applicable, use of any Intellectual Property, or challenging or questioning the validity or enforceability of any such License Agreement, except for such claims that have been resolved with no further obligations by the Company or the Company Subsidiaries, and (iii) neither the Company nor any Company Subsidiary has given any notice of infringement to any third party with respect to any such Intellectual Property or has knowledge of facts relating to the infringement by any third party of any Intellectual Property.

2.16 Contracts. With respect to the Company and the Company Subsidiaries, the Company has delivered or made available to Purchaser true and complete copies of
(i) each contract for the purchase of inventory in excess of $500,000 per calendar year, (ii) each contract with a customer involving revenues to the Company or any Company Subsidiary reasonably anticipated to be in excess of $100,000 per calendar year, (iii) each contract pertaining to employment, consulting or severance arrangements with any officer, director, employee or independent contractor, (iv) each indenture, mortgage, note, letter of credit or other instrument relating to the borrowing of money (or the guarantee thereof) involving an amount in excess of $10,000, (v) each franchise contract, (vi) each contract that was not entered into in the ordinary course of business and that involves expenditures in excess of $25,000 over its term, (vii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, software maintenance agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year) (with respect to those agreements in this clause (vii) pertaining to personal property, the "Personal Property Leases"), (viii) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees, (ix) each joint venture, partnership and other contract involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person, (x) each License Agreement, (xi) each contract limiting the freedom to engage in any line of business or compete with any person or entity or operate at any location and
(xii) each contract, agreement, commitment or other understanding not otherwise disclosed pursuant to the foregoing clauses which, to the knowledge of the Company, would reasonably be expected to be material to the Company and the Company Subsidiaries (the items described in clauses (i) through (xii), collectively, the "Material Contracts"). Section 2.16 of the Disclosure Schedule sets forth a true and correct list of all Material Contracts as of the date hereof.

      (a) Except as set forth in Section 2.16 of the Disclosure Schedule, (i) each of the Material Contracts is in full force and effect, and (ii) there are no existing defaults by the Company or, to the Company's knowledge, the other party thereunder, which defaults are likely to result in a termination of any Material Contract.

2.17 Environmental Matters. As used herein, "Material Environmental Amount" shall mean an amount payable by the Company or any Company Subsidiary, in the aggregate, for investigative and remedial costs, compliance costs, damages, fines or penalties pursuant to Environmental Laws (as hereinafter defined) that in the aggregate exceeds $250,000. Except as set forth in Section 2.17 of the Disclosure Schedule and except as would not reasonably be expected, individually and in the aggregate, to result in the payment of a Material Environmental
Amount:

            (i) neither the Company nor any Company subsidiary has as of the date hereof received any written notice and otherwise has no knowledge of any alleged violation of any applicable Federal, state or local laws, regulations, ordinances, orders or principles of common law related to Hazardous Materials, pollution or the protection of the environment and/or occupational health and safety ("Environmental Laws"). To the Company's knowledge, there are no facts or circumstances that would reasonably be expected to result in any such allegation.

            As used herein, "Hazardous Material" means any hazardous or toxic material pollutant, contaminant, substance or waste defined in or governed by any Environmental Law, including but not limited to any material listed under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq.; the Clean Air Act, 42 U.S.C. 7401, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601; asbestos and asbestos containing material; petroleum, petroleum products and waste oil; or any other waste, material, substance, pollutant or contaminant that might reasonably be expected to result in liability under any applicable Environmental Law.

            (ii) The Company and the Company Subsidiaries are in compliance with, and at all times prior to the date hereof complied with, all Environmental Laws.

            (iii) The Company and the Company Subsidiaries have obtained and are in compliance with all permits and authorizations required under any Environmental Law ("Environmental Permits") to lawfully conduct the business of the Company and the Company Subsidiaries as currently conducted. All such Environmental Permits are in full force and effect. There is no proceeding pending or, to the Company's knowledge, threatened, seeking the revocation, cancellation, suspension or adverse modification of any Environmental Permit.

            (iv) No Hazardous Material has been used, stored, treated or disposed of by the Company or Company Subsidiaries except in compliance with Environmental Laws. To the best of the Company's knowledge, no Hazardous Materials generated by the Company or any Company Subsidiary has ever been sent directly or indirectly to any site listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substance sites requiring cleanup.

            (v) To the best of the Company's knowledge, no Hazardous Material is present on, at, under or migrating from any property where the Company and the Company Subsidiaries have conducted their business.

            (vi) The Company and Company Subsidiaries have maintained all records in the manner and the time periods required by all Environmental Laws and Environmental Permits.

            (vii) There are no liens, encumbrances or restrictions of any nature whatsoever against the Company or the Company Subsidiaries arising under any Environmental Law.

            (viii) The Company has made available to Purchaser complete copies of all reports, analyses or other documentation prepared by or on behalf of the Company or otherwise in the Company's possession relating to (i) the Company's and the Company Subsidiaries' compliance with Environmental Laws, and (ii) the presence or absence of Hazardous Materials on, at, under or migrating from any property where the Company and the Company Subsidiaries have conducted their business (collectively referred to as "Environmental Reports"). Each Environmental Report delivered or made available to Purchaser has been listed on Section 2.17 of the Disclosure Schedule. By way of example only and not by way of limitation, Environmental Reports include Phase I and Phase II audits, compliance audits, tank closure reports, remedial investigation reports, remedial action reports or other documentation relating to investigation and remediation activities.

            (ix) To the extent required under Environmental Laws: all existing underground and above ground storage tanks currently operated by the Company or Company Subsidiaries are properly registered with the appropriate local, state and federal governmental authorities; all underground storage tanks currently operated by the Company or the Company Subsidiaries meet the federal and all applicable state and local upgrade requirements effective December 22, 1998; and no underground or above ground storage tank operated by the Company or the Company Subsidiaries has been closed, abandoned or removed during the Company's or the Company Subsidiaries' operations, except in compliance with all applicable Environmental Laws. Section 2.17 of the Disclosure Schedule lists all underground and above ground storage tanks now operated by the Company or any Company Subsidiary, together with applicable registration forms, filings and permits.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists all insurance policies, including, without limitation, workers compensation insurance policies, covering the assets, employees and operations of the Company and the Company Subsidiaries as of the date hereof. Such insurance policies are in full force and effect, all premiums due thereon have been paid (except as described in Section 2.18 of the Disclosure Schedule) and such policies are adequate to insure the business of the Company and the Company Subsidiaries in such amounts and against such risks as are customary for companies engaged in businesses similar to that of the Company and the Company Subsidiaries.

      (a) There are no unpaid deductibles or retentions or self-insured retention ("SIR") for reported insurance claims other than those that are listed in Section 2.18 of the Disclosure Schedule, where the aggregate of all such deductibles, retentions and SIR's could exceed $50,000.

      (b) There are no deductibles, retentions or SIR's for claims that are incurred but not yet reported other than those that are listed in Section 2.18 of the Disclosure Schedule.

      (c) There have been no "portfolio risk transfers" or "buyouts of claim tail" other than those that are attached as Section 2.18 of the Disclosure Schedule.

      (d) There is no liability for retrospectively rated insurance premiums other than those listed in Section 2.18 of the Disclosure Schedule.

      (e) There is no liability to insurers for future audit premiums other than those listed in Section 2.18 of the Disclosure Schedule.

      (f) A current list of all surety bonds, with obligee, obligor, face amount, and description, is attached as Section 2.18 of the Disclosure Schedule.

2.19 Licenses and Permits. Set forth on Section 2.19 of the Disclosure Schedule is a list of each liquor license held by the Company or any of the Company Subsidiaries as of the date hereof. Subject to any filings required to be made or governmental approvals required to be obtained in connection with the Closing, which the Company, Sellers and Purchaser will cooperate in making or obtaining but which shall in any event be the obligation of Purchaser to make or obtain, the Company and each Company Subsidiary has all local, state and federal licenses, including liquor licenses, permits, registrations, certificates, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary to conduct its business in the manner currently conducted. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no default under any of the Licenses and Permits, no notices have been received by the Company or any Company Subsidiary with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any such License or Permit, and there exists no grounds for revocation, termination, suspension or limitation of any such License or Permit.

2.20 No Brokers' or Other Fees. Except as set forth on Section 2.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.21 Volume Services America, Inc. Integration/Transition Plan. The Company has heretofore delivered or made available to Purchaser a true, correct and complete copy of the Volume Services America Integration/Transition Plan (the "Plan") pursuant to which Volume Services, Inc. and SAC were combined. Except as disclosed in Section 2.21 of the Disclosure Schedule attached hereto:

      (a) all cost saving measures included in the Plan have been fully implemented;

      (b) all one-time expenses incurred in connection with implementation of the Plan that are allowed to be reserved for under GAAP have been reserved by the Company for accounting purposes in 1998, which reserve is reflected in the Company's 1998 income statement delivered or made available pursuant to Section 2.5; and

      (c) all cash payments required to implement the Plan have been paid in full prior to the date hereof.

2.22 1998 Contract EBITDA. The Company has heretofore delivered to Purchaser as
Section 2.22 of the Disclosure Schedule a true, correct and complete list of the approximate earnings before interest, taxes, depreciation, and amortization ("EBITDA") contributed by each of the Company's customer locations in 1998 (other than customers individually accounting for less than $100,000 of EBITDA), which list fairly represents the EBITDA results of such customer locations, taken as a whole.

2.23 Ethical Standards. SAC and Volume Services Inc. have adopted written policies regarding ethical standards, copies of which have been delivered or made available to Purchaser. To the Company's knowledge, such policies are being complied with.

2.24 Directors; Officers; Compensation. Section 2.24 of the Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all of the Company's directors and officers, and all salaried employees who receive annual compensation in excess of $50,000 and the salaries of such directors, officers and salaried employees.

2.25 Bank Accounts. Section 2.25 of the Disclosure Schedule contains a complete list showing the name of each bank in which the Company has an account or safety deposit box and a complete list of each such account or safety box and the name of each person authorized to draw thereon or have access thereto.

2.26 Material Untruths or Omissions. This Agreement, including any disclosure contained or referred to in any Section (including Section 2.26) of the Disclosure Schedule, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein and therein, in the light of the circumstances in which they were made, not misleading.

2.27 Receivables and Payables. Except as set forth in Section 2.27 of the Disclosure Schedule, all receivables of the Company as of March 30, 1999: (i) were incurred in the ordinary course of the Company's business and (ii) are not, to the Company's or any Seller's knowledge, subject to any defense, counter-claim or set off, other than those arising in the ordinary course of business, provided that certain receivables are subject to claims and counterclaims as disclosed in Section 2.9 of the Disclosure Schedule. All payables of the Company as of March 30, 1999 were incurred in the ordinary course of business.

2.28 Year 2000. The Company's primary information system, and all accounting systems at its headquarters location, are ready for "Y2K" transactions. The Company has developed a plan outline to assess, remediate and test secondary information technology systems, such as communication, security, and point of sale systems. In the second quarter of 1999, the Company plans on conducting a survey of secondary information systems to assess additional "Y2K" exposure. An independent consultant has been retained to assist the Company in performing the survey and assessment. The Company has, through normal operating requirements, been upgrading secondary information systems on an as required basis.

2.29 1999 Budget. The 1999 Budget heretofore delivered by the Company to Purchaser (the "Budget"), including the estimated capital expenditures reflected therein, has been prepared in good faith, giving effect to assumptions made on a reasonable basis and reflects the best available estimates and judgments of the Company's management as to the future financial performance of the Company.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Volume, Offshore and Management Direct hereby jointly and severally represent and warrant to Purchaser as to themselves and their Shares, and Services hereby represents and warrants to Purchaser severally and not jointly, as to itself and its Shares, as follows (for the absence of doubt, it is agreed that Services makes no representation as to the other Sellers or their Shares):

3.1 Ownership of Shares. The Shares constitute all the issued and outstanding shares of capital stock of the Company.

3.2 Title to Shares. As of the date hereof, except as set forth in Section 3.2 of the Disclosure Schedule, each of the Sellers has good and valid title to the Shares indicated as being owned by it in Annex A, free and clear of all Encumbrances. As of the Closing Date, each of the Sellers will have good and valid title to the Shares indicated as being owned by it in Annex A. Except as set forth in Section 3.2 of the Disclosure Schedule, each Seller represents and warrants that, as of the date hereof there are no restrictions against the transfer of its Shares to Purchaser or the Company, as the case may be. Each Seller represents and warrants that as of the Closing Date, there will be no restrictions against the transfer of its Shares to Purchaser or the Company, as the case may be. Delivery of the Shares by Sellers to Purchaser or the Company, as the case may be, in accordance with Sections 1.2 and 1.4(a) will convey to Purchaser or the Company, as the case may be, good and valid title to such Shares.

3.3 Authority. Each Seller has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by each of the Sellers have been duly and validly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed by each Seller and assuming this Agreement constitutes the valid and binding agreement of Purchaser and the Company, constitutes the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights generally and the application of general rules of equity.

3.4 No Approvals or Conflicts. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation by each Seller of the transactions contemplated hereby will:
(a) violate, conflict with or result in a breach of any provision of the certificate of incorporation or charter papers or bylaws or other organizational documents of such Seller; (b) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority to which such Seller or its subsidiaries or any of their respective properties is subject; (c) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Seller's properties under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Sellers or their subsidiaries or any of their respective properties may be bound, or (d) except for applicable requirements of the HSR Act and the Exchange Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party. Except as set forth on Section 3.4 of the Disclosure Schedule, no consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by such Seller of this Agreement or the consummation of the transactions contemplated hereby.

3.5 Brokers and Advisors. Except as set forth in Section 2.20 of the Disclosure Schedule, no action taken by any Seller in connection with or in furtherance of the transactions contemplated hereby has or shall cause any of the Company, any Company Subsidiary or Purchaser to be subject to any claim against it for a brokerage commission, finder's fee, investment banker's fee or other like payment.

3.6 Claims on the Company. No Seller and no director, officer, partner or other affiliate of such Seller (other than the Company and the Company Subsidiaries) has any claim against the Company or any Company Subsidiary in respect of borrowed money or funded indebtedness or obligations or liabilities for fees, expenses and advances (other than amounts payable in the ordinary course of business as compensation to any person who is also an employee of the Company or any Company Subsidiary), nor is any Seller or director, officer, partner or any of its other affiliates (other than the Company and the Company Subsidiaries) party to any agreement, transaction or other business arrangement with the Company or any Company Subsidiary, except (other than those in connection with such person's acting as an employee of the Company or any Company Subsidiary), with respect to both of the foregoing clauses, (i) as described in Section 3.6 of the Disclosure Schedule or (ii) reimbursements and advances in accordance with the policies of the Company and the Company Subsidiaries to directors and officers for expenses incurred in connection with the Company's business.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to the Company and Sellers as follows:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization, Etc. Purchaser has full corporate power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly approved and authorized, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the

Company and Sellers, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors' rights generally and the application of general rules of equity.

4.3 No Approvals or Conflicts. Neither the execution and delivery by Purchaser of this Agreement nor, as of the Closing, the consummation by Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Purchaser's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or its subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or its subsidiaries or any of their respective properties, or (iv) except for applicable requirements of the Exchange Act and the HSR Act require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party.

      (a) Purchaser understands that the procurement of any required consents from, or giving of notices to, customers and other parties with contractual arrangements with the Company and the Company Subsidiaries or, subject to Sections 6.5 and 6.6, governmental authorities (other than the Department of Justice and the Federal Trade Commission) who may require such consents or notices (regardless of whether such consents or notices are included in Section
2.7 of the Disclosure Schedule) will not be a condition to any party's obligation to effect the Closing. Purchaser also understands that consummation of this transaction requires the prior consent of the lenders under the bank credit facility pertaining to the Company and the Company Subsidiaries, and in the absence of such consent, Purchaser would have to cause the Company and/or the Company Subsidiaries to refinance such facility at Closing and, subject to
Section 7.3, no Seller will be responsible for the failure to obtain such consent or to effect such refinancing. Finally, Purchaser understands that consummation of this transaction will constitute a "change of control" under the indenture for the 11-1/4% Notes due 2009 (the "Company Notes") and as a result, a repurchase offer must be made following the Closing in accordance with the requirements of such indenture.

4.4 Acquisition for Investment. Purchaser acknowledges that neither the offer nor the sale of the Shares has been registered under the Securities Act. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

4.5 No Knowledge of Breach. As of the date hereof, Purchaser has no knowledge of any breaches of any representations or warranties set forth in Article II or III above. Purchaser acknowledges that it has read the copies of the documents included in Exhibit A to this Agreement, which Exhibit A has been initialed by Sellers, the Company, and Purchaser.

4.6 No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V

              CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLERS

            The obligation of the Company and Sellers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Sellers.

5.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for changes expressly permitted or contemplated by this Agreement.

5.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to the Closing.

5.3 Officer's Certificate. Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the best of such person's knowledge (as the term knowledge is defined in Section 10.10) to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

5.4 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

5.5 Injunctions. On the Closing Date there shall be no (i) injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein or (ii) statute, law, ordinance, rule or regulation enacted, entered or promulgated by any governmental authority ("Law") prohibiting or restraining the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

            The obligation of Purchaser to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

6.1 Representations and Warranties. The representations and warranties made by the Company and Sellers in this Agreement shall be true and correct in all respects on the Closing Date as though such representations and warranties were made at such date, except for (i) changes expressly permitted or contemplated by the terms of this Agreement and
(ii) any breaches of such representations and warranties that, individually and in the aggregate, do not constitute a Material Adverse Effect.

6.2 Performance. The Company and Sellers shall have performed and complied in all respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by the Company and Sellers prior to the Closing, except where the failure to so perform or comply does not, individually and in the aggregate, result in a Material Adverse Effect.

6.3 Sellers' and Officer's Certificates. (a) Each Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, and executed by a principal, a general partner or a managing member, as the case may be, of such Seller, certifying, to the best of the certifying person's knowledge (as the term knowledge is defined in Section 10.10), to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof insofar as such conditions relate to such Seller's representations and warranties and such Seller's covenants and (b) the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed by the President or a Vice President of the Company, certifying, to the best of such person's knowledge (as the term knowledge is defined in Section 10.10), to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof insofar as such conditions relate to the Company's representations and warranties and the Company's covenants.

6.4 Resignation of Directors. Sellers shall have delivered to Purchaser the written resignations of those directors and officers of the Company and each of the Company Subsidiaries (other than the Excluded Entities) whose resignations are requested by Purchaser no later than five business days prior to the Closing, such resignations to be effective as of the Closing Date; provided, however, that Sellers shall have no obligation to deliver resignations of officers who do not agree to resign and provided further that Purchaser shall be responsible for all liabilities and obligations resulting from such resignations.

6.5 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

6.6 Injunctions. On the Closing Date there shall be no (i) injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein or (ii) Law prohibiting or restraining the consummation of the transactions contemplated hereby.

6.7 Spinoff Condition. Either (a) September 30, 1999 shall have passed, or (b) Purchaser shall have delivered to Sellers and the Company on or prior to September 30, 1999, a certificate executed by the President or any Vice President of Purchaser certifying that Purchaser shall have determined, in its sole judgment, that consummation of the transactions contemplated by this Agreement (including, without limitation, any financing or refinancing transaction to be undertaken in connection therewith) is not reasonably likely to have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), prospects or capital structure of Ogden Corporation or any of its subsidiaries or business segments, individually or in the aggregate, or (b) the ability of Ogden Corporation to consummate all or any material part of the recapitalization transaction publicly announced by it on March 11, 1999.

                                  ARTICLE VII

                            COVENANTS AND AGREEMENTS

7.1 Conduct of Business by Company. Except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in
Section 7.1 of the Disclosure Schedule or any other section of the Disclosure Schedule or (iii) with the prior written consent of Purchaser, from and after the date of this Agreement and until the Closing Date Sellers will not take any actions that will impair the ability of the Company to comply with these covenants, and the Company shall and shall cause the Company Subsidiaries to:

      (a) use reasonable efforts consistent with good business judgment to: preserve intact the present business organization of the Company and each Company Subsidiary, preserve the goodwill of and maintain satisfactory relationships with customers, suppliers and other persons and entities having business relationships with the Company or any Company Subsidiary and generally operate the Company and each Company Subsidiary in the ordinary and regular course of business consistent with prior practices in all material respects; and

      (b) not (i) cause to be issued or sold any shares of capital stock or other securities of the Company or any Company Subsidiary or any options, warrants or commitments of any kind with respect thereto, (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company or any Company Subsidiary, (iii) declare, set aside or pay any dividend or other distribution out of the Company,
(iv) permit or allow the Company or any Company Subsidiary to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than short-term accounts payable and borrowings under any existing credit facility incurred in the ordinary course of business and consistent with past practice, (v) subject any of the property or assets of the Company or any Company Subsidiary (real, personal or mixed, tangible or intangible) to any mortgage, pledge, lien or encumbrance or otherwise permit or allow the disposition of any property or assets of the Company or any Company Subsidiary (real, personal or mixed, tangible or intangible), other than in each case the ordinary course of business and consistent with past practice, (vi) enter into any new contract, which contract requires the Company or any Company Subsidiary to make capital expenditures in excess of $1,000,000, without Purchaser's consent, (vii) permit the Company or any Company Subsidiary to, except as set forth in Section 7.1 of the Disclosure Schedule, make or grant any increase in payments, wages, salaries or benefits to any director, officer or employee of the Company or any Company Subsidiary whose salary as of the date hereof is above $100,000, or hire any person at an annual salary above $100,000; (viii) make any acquisitions in excess of $100,000, (ix) change any accounting policies, (x) make a payment in excess of $25,000 for any one action, proceeding or investigation to settle or otherwise dispose of any such action, proceeding or investigation, provided that settlements of all such actions, proceedings or investigations under this Section 7.1 shall not exceed $100,000, (xi) enter into any contract, arrangement, understanding or transaction with any Seller or any of the Seller's affiliates, directors, officers, partners or employees, in each case, who are not also employees of the Company (it being acknowledged that dealings with such Company employees are governed by Section 7.1(vii)), (xii) take any action prohibited by 2.11(b)(i), (ii), (iii), (iv) or (v); or (xiii) agree to do any of the foregoing.

7.2 Access to Books and Records; Cooperation.

      (a) Purchaser agrees that from the date of the Closing and until the second anniversary of the Closing (or such longer period as shall be necessary with respect to any tax period prior to the Closing Date for which the statute of limitations has not expired at the end of such two-year period), during normal business hours, it shall permit, at no charge, cost or expense to Purchaser and without disruption of Purchaser's business, Sellers and their respective auditors and other representatives to have reasonable access to the properties, auditors and officers of the Company and to all books and records relating to the Company and to examine and take at Seller's expense copies thereof to the extent such access is reasonably necessary in connection with such Seller's tax returns or otherwise to enable such Seller to fulfill applicable legal, regulatory or contractual requirements. In connection with any dispute under Section 1.3, Purchaser will make available to Sellers due diligence memoranda and like materials prepared in contemplation of the acquisition of the Company.

      (b) Purchaser agrees not to destroy at any time any files or records which are subject to Section 7.2(a) without giving reasonable notice to Sellers and, within 30 days of Sellers' receipt of such notice, to deliver to Sellers (at Sellers' expense) the records intended to be destroyed.

      (c) Between the date of this Agreement and the Closing Date, each of the Company and the Company Subsidiaries shall afford Purchaser and its representatives, upon reasonable prior notice by Purchaser and during normal business hours, access to the personnel, properties, contracts, files, book, records, documents and other information of the Company and the Company Subsidiaries and shall make available for inspection and copying by Purchaser true and complete copies of any documents relating to the foregoing. The Company shall authorize its accountants to make work papers relating to the Company and the Company Subsidiaries during any period prior to the Closing Date available to Purchaser, and the Company shall not take any action to preclude such accountants from making such work papers available. No investigation by Purchaser pursuant to this Section 7.2(c) shall affect any representations or warranties of the parties hereto or their respective rights and obligations hereunder, subject to the provisions of Sections 1.3, 4.5 and 7.5.

7.3 Filings and Consents. The Company, Sellers and Purchaser shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. The parties agree to cause to be made all appropriate filings under the HSR Act as soon as reasonably practicable after the date of this Agreement (but in no event later than five business days after the date hereof) and to diligently pursue early termination of the waiting period under such act.

7.4 Publicity. The parties hereto will not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other party or parties (which consent shall not be unreasonably withheld), except as may be required by law, in which event such press release or public statements shall be made only after consultation with the other party or parties.

7.5 Notice of Breaches. If either Purchaser or the Company or the Sellers learns of any facts or circumstances that could reasonably be expected to result in a failure of the conditions set forth in Section 5.1 or 5.2, 6.1 or 6.2 to be satisfied, such party shall notify the other parties as promptly as practicable thereafter of such facts or circumstances; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder of any party receiving such notice or otherwise constitute an admission of breach. If the Company or Sellers breach any of their respective representations and warranties, and with respect to the elements of such breaches Purchaser has knowledge thereof as of the date hereof but did not disclose such knowledge under Section 4.5, such breaches by the Company or Sellers will be disregarded for purposes of Section 6.1.

7.6 Covenant to Satisfy Conditions. Each party agrees to use all reasonable efforts to insure that the conditions set forth in Article V and Article VI hereof are satisfied, insofar as such matters are within the control of such party; provided, however, that in no event shall Sellers and the Company, on the one hand, and Purchaser, on the other hand, be required to expend in excess of $25,000 in the aggregate in performing under Section 7.3 above and this Section
7.6 (other than HSR Act filing fees which Purchaser and Sellers will bear 50% each).

7.7 Director and Officer Liability Insurance. The parties agree that the Company shall be permitted to purchase directors and officers liability insurance coverage for purposes of indemnifying and insuring persons covered by such insurance of the Company or Company Subsidiaries, as the case may be, immediately prior to the Closing Date, which coverage shall be on terms and in amounts at least as favorable to such persons as they were on the Closing Date; provided, that the Purchase Price shall be reduced by the amount of the premiums paid or required to be paid in the future by the Company to obtain such coverage.

7.8 Employee Benefits.

      (a) Continuation of Benefits. During the period from the Closing Date until the end of the twelve months following the Closing Date, Purchaser shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company or Company Subsidiaries, which are equal, in the aggregate, or greater than those wages, compensation levels and other benefits provided under the Plans that are in effect on the date hereof.

      (b) Credit for Deductibles. Purchaser will, or will cause the Company and Company Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or Company Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Closing Date, (ii) provide each employee of the

Company or any Company Subsidiary with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, and (iii) provide each employee of the Company or any Company Subsidiary with credit for all service with the Company or Company Subsidiary, as applicable, under each employee benefit plan, program, or arrangement of Purchaser or its affiliates in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

      (c) Severance Policy and Other Agreements. With respect to any salaried officer or employee (other than hourly employees or employees covered by collective bargaining agreements) who is covered by a severance policy or plan separate from the standard severance policy for employees of the Company or any Company Subsidiary, Purchaser shall maintain or cause to be maintained such separate policy or plan as in effect as of the date hereof, and as to all other officers and employees (other than hourly employees or employees covered by collective bargaining agreements), Purchaser shall maintain or cause to be maintained the Company's or Company Subsidiary's, as applicable, standard severance policy as in effect as of the date hereof for a period of at least twelve months from the Closing Date.

      (d) 1999 Bonus. Purchaser will maintain, or cause to be maintained, the Company's and each Company Subsidiary's bonus plans, as in effect on the date hereof, through the end of 1999.

7.9 Contact with Customers and Suppliers. Purchaser and its representatives shall contact and communicate with the employees, customers, suppliers and licensers of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of Sellers, and which consent may be conditioned upon a designee of Sellers being present at any such meeting or conference.

7.10 No Solicitation of Other Offers. Subject to the provisions of Section 1.3, from the date hereof until the earlier of the Closing or a termination of this Agreement, none of the Sellers, the Company or any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any nonpublic information to, or enter into any agreement or transaction with, any person, other than Purchaser, relating to the possible merger, consolidation, business combination or direct or indirect sale of assets or capital stock of the Company or the Company Subsidiaries, except for the sale of assets by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practices or the terms of this Agreement.

7.11 Termination of Stockholders' Agreement, Higgins Employment Agreement, Share Exchange Agreement and Monitoring Agreements. No later than the Closing, Sellers and the Company shall cause (i) the Amended and Restated Stockholders' Agreement, dated as of August 24, 1998, among the Company and Sellers to terminate with no further liability to any party thereto, and Sellers and the Company shall deliver to Purchaser prior to the Closing evidence satisfactory to Purchaser of such termination with no further liability, (ii) the Share Exchange Agreement, dated as of July 27, 1998, among the Company and the other parties thereto, to terminate without further liability to any party thereto, and Sellers and the Company shall deliver to Purchaser prior to the Closing evidence satisfactory to Purchaser of such termination with no further liability, provided, that Sections 7.13(a) (the second sentence only) and 7.13(b) (together, the "Surviving Sections") shall survive and Sections 9.1, 9.2, 9.3 (other than paragraph (d) of Section 9.3) and 9.4 shall survive insofar as they relate to the Surviving Sections, and provided further, any claims otherwise arising under such Share Exchange Agreement (other than with respect to the Surviving Sections) and including claims arising after the date hereof are irrevocably waived as of Closing, and (iii) the Monitoring Agreements listed as items (2) and (3) of Section 2.20 of the Disclosure Schedule to terminate. Purchaser and the Company hereby irrevocably waive any claim against Blackstone Management Partners L.P. and GECC, and the Company and Sellers will cause Blackstone Management Partners L.P. and GECC irrevocably to waive any claim against Purchaser and the Company, in connection with the provision of monitoring services under the Monitoring Agreements. Notwithstanding anything in this Agreement to the contrary, the Employment Agreement between Higgins and the Company dated August 24, 1998 may be terminated by the Company upon notice from GECC. GECC will be obligated to make the payments for which it agreed to be responsible pursuant to a Letter Agreement dated July 27, 1998 between GECC and Service America Corporation and a Reimbursement Agreement dated as of August 24, 1998 between GECC and Service America Corporation. In addition, GECC will be responsible for all severance payments and benefits to be paid or accruing to Mr. Higgins pursuant to the terms of his Employment Agreement in the event Mr. Higgins is terminated prior to August 24, 1999.

7.12 Fee to Blackstone. Prior to the Closing Date, the Company will enter into an investment advisory agreement and pay a one-time investment banking fee plus expenses not to exceed a maximum amount of $3 million in the aggregate to an affiliate of The Blackstone Group L.P. as described in Section 2.20 of the Disclosure Schedule.

7.13 Disposition of Hatch Interest. Prior to or concurrent with the Closing (i) the transaction in respect of the Hatch interests will occur as described in
Section 7.13 of the Disclosure Schedule and (ii) each of the "selected employees" referred to in Section 7.13 of the Disclosure Schedule shall have executed releases, in form and substance reasonably satisfactory to Purchaser, releasing the Company and Purchaser (and their respective affiliates, employees, officers, directors, agents and representatives) of all liability and waiving any claims against the Company and Purchaser in respect of the transactions described in Section 7.13 of the Disclosure Schedule.

                                  ARTICLE VIII

                                   TERMINATION

8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

      (a) by the mutual consent of the Company and Purchaser;

      (b) as provided in Section 1.3;

      (c) by either the Company or Purchaser in the event the Closing has not occurred on or before the Termination Date (as defined below), unless the absence of such consummation is due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Termination Date;

      (d) by either the Company or Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

      (e) by the Company if any conditions in Article V are not reasonably capable of being satisfied or by Purchaser if any then applicable conditions in
Article VI (other than Section 6.7) are not reasonably capable of being satisfied; provided that the party seeking to terminate the Agreement must deliver to the other parties written notice of such termination at least ten business days prior to the intended date of such termination (provided that the parties will cooperate in good faith to satisfy such conditions for a period of two weeks in order to permit their cure, provided that the Company and Sellers will not be required to expend funds in order to effect any such cure, unless Purchaser provides such funds);

      (f) by Purchaser on or prior to September 30, 1999, if Purchaser delivers to Sellers and the Company a certificate executed by the President of Ogden Corporation, certifying as to such person's belief that the determination referred to in Section 6.7(b) cannot in Purchaser's sole judgment be made and, specifying the reasons therefor, and terminating the Agreement under this clause as of the date such certificate is delivered; or

      (g) by Purchaser if the Company and/or any Seller fails to deliver to Purchaser the Company Certificates in accordance with Section 1.3. (b) "Termination Date" shall mean September 30, 1999. Purchaser may by at least five business days prior written notice to the Company and Sellers extend the Termination Date for up to two (2) one month periods, such that the Termination Date may be extended to no later than November 30, 1999; provided, however, that upon any such extension, Section 6.7 shall, as of October 1, 1999, no longer apply.

8.2 Procedure and Effect of Termination. If the transactions contemplated by this Agreement are terminated as provided herein:

      (a) each party will redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

      (b) All confidential information received by Purchaser with respect to the business of the Company and the Company Subsidiaries shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of February 24, 1999, between Purchaser and Sellers (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with its terms; and

      (c) No party to this Agreement will have any liability under this Agreement to the other except (i) with respect to the obligations set forth in the last sentence of Section 7.2(a) and Sections 7.4, 8.2(a), 8.2(b) and 10.1,
(ii) in accordance with Section 1.3, (iii) for any failure to perform or satisfy in all material respects all of the agreements and covenants to be performed hereunder at or prior to the Closing, (iv) as provided in the Confidentiality Agreement and (v) in respect of fraud in connection with any representation or warranty under this Agreement.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties Relating to the Company. Subject to Sections
1.3 and 9.4, the representations and warranties of the Company and Sellers contained in Article II of this Agreement shall expire as of the Closing Date and shall not survive the Closing, except for the representations set forth in
Section 2.20, which shall survive the Closing until the expiration of the applicable statute of limitations.

9.2 Representations and Warranties of Sellers. The representations and warranties of Sellers contained in Article III of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

9.3 Representations and Warranties of the Purchaser. The representations and warranties of Purchaser contained in Article IV of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

9.4 Limitation of Recourse. Following the Closing, no party shall have any liability or obligation to indemnify or otherwise hold harmless any other party (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby or any other transaction or event occurring on or prior to the Closing (including, without limitation, any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Section 2.20, Article III and Article
IV) or any breach or failure in performance prior to the Closing of any covenants or agreements contained in this Agreement to be performed prior to the Closing or in any exhibit or the Disclosure Schedule hereto or any certificate or instrument delivered hereunder), and no party (nor any of their successors or permitted assigns) shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against any other party (or any of such other party's employees, officers, directors, agents or representatives), except that Sellers agree jointly but not severally to indemnify and hold harmless the Company and Purchaser (and their respective affiliates, employees, officers, directors, agents and representatives) from and against any loss, damage, claim, liability, judgment or settlement, including expenses relating thereto, arising out of, resulting from or relating to any claims or proceedings brought against the Company or Purchaser (or any of their respective affiliates, employees, officers, directors, agents and representatives) in respect of the transactions described in Section 7.13 of the Disclosure Schedule. Nothing in this Article IX (including, without limitation, the expiration of the representations and warranties referred to in Sections 9.1, 9.2 and 9.3) shall limit any party's right to bring an action for fraud. Without limiting the generality of the foregoing, in the absence of fraud in connection with a party's representations and warranties, neither Purchaser nor its respective successors or permitted assigns shall be entitled to seek any recission of the transactions consummated under this Agreement or other remedy at law or in equity based on the representations and warranties of the Company and Sellers in this Agreement (other than the representations and warranties contained in Section 2.20 and Article III).

9.5 Acknowledgment by the Parties. Each party understands that the representations and warranties of the other parties will not survive the Closing (except as expressly set forth in Sections 9.1, 9.2, 9.3 and 9.4) and constitute the sole and exclusive representations and warranties of such other parties in connection with the transactions contemplated hereby, and each party understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the Company Subsidiaries) are specifically disclaimed by the other parties.

                                   ARTICLE X

                                  MISCELLANEOUS

10.1 Fees and Expenses. Except as otherwise provided in this Agreement, the parties hereto shall bear their own respective expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. The fees and expenses of outside advisors, including without limitation outside legal counsel to the Company and Sellers, incurred in connection with the transactions contemplated by this Agreement shall be paid by Sellers in proportion to their relative share ownership. Other than the fees described in
Section 2.20 of the Disclosure Schedule (which shall be paid by the Company at the Closing), each party shall bear the fees and expenses of any broker or finder retained by such party or parties in connection with the transactions contemplated herein.

10.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

10.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.4 Assignment. Except as otherwise expressly permitted under this Agreement, no party hereunder shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties hereto. Notwithstanding the preceding sentence, Purchaser may, upon five business days prior written notice to the other parties, assign its rights hereunder to Ogden Corporation, or any wholly-owned direct or indirect U.S. subsidiary of Ogden Corporation, prior to the date of the Closing; provided, however, Purchaser shall remain liable for all of its obligations under this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon any person other than the parties hereto and their respective permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

10.5 Waiver. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by the party that is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.6 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

      If to Purchaser:

                  Ogden Services Corp.
                  Two Pennsylvania Plaza
                  New York, NY 10121
                  Attn: President, with copy to
                        General Counsel
                  (212) 868-5714 (telecopier)
                  (212) 868-6056 (telephone)

      with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY 10006
                  Attention: Stephen H. Shalen
                  (212) 225-3999 (telecopier)
                  (212) 225-2420 (telephone)

      If to Sellers or the Company:

                  The Blackstone Group, L.P.
                  345 Park Avenue, 31st Fl.
                  New York, NY 10154
                  Attention: Howard A. Lipson
                  (212) 754-8703 (telecopier)
                  (212) 836-9844 (telephone)

      With copies to:

                  Volume Services America Holdings, Inc.
                  300 First Stamford Place
                  Stamford, CT 06904-2203
                  Attention: Chief Executive Officer and General Counsel
                  (203) 975-5949 (telecopier)
                  (203) 975-5901 (telephone)

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017-3954
                  Attention: Wilson S. Neely, Esq.
                  (212) 455-2502 (telecopier)
                  (212) 455-2000 (telephone)

                  Recreational Services L.L.C.
                  c/o General Electric Capital Corporation
                  201 High Ridge Road
                  Stamford, CT 06927
                  Attention: Counsel - Commercial Finance
                  (203) 316-7895 (telecopier)
                  (203) 316-7555 (telephone)

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, NY 10022
                  Attention: Joseph D. Hansen, Esq.
                  (212) 836-8689 (telecopier)
                  (212) 836-8495 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

10.7 Complete Agreement. This Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.9 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Knowledge and Fraud. For purposes of this Agreement, (a) the term "knowledge" means the actual knowledge of, or the willful failure to obtain knowledge by (A) with respect to Company or any Sellers, any executive officer, general partner, managing member or regional vice president, of such Seller or the Company, as applicable, and (B) with respect to Purchaser, any of the persons named in Section 10.10 of the Disclosure Schedule, and (b) the term "fraud" shall require knowledge (as defined in (a) above) of Purchaser, such Seller or the Company, as applicable. Whenever this Agreement calls for a certificate to be given to the best of a person's knowledge, (i) such certificate shall not alter or qualify the representations and warranties of the party on whose behalf the certificate is given contained in this Agreement (as such certificate shall so state) and (ii) the person executing such certificate shall have no personal liability in connection with rendering such certificate.

10.11 Construction. This Agreement has been negotiated by Sellers, the Company and Purchaser and their respective legal counsel, and legal and equitable principles that might require the construction of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

10.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.13 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY PANEL OF THREE ARBITRATORS PURSUANT TO
SECTION 1.3(J) HERETO WITH RESPECT TO THE MATTERS IN SECTION 1.3 AND OTHERWISE TO ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS OR BY SUCH ARBITRATORS. THE PARTIES HERETO EACH ACCEPT FOR

ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS OR ARBITRATORS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO EACH DESIGNATE CT CORPORATION SYSTEM, INC. AND SUCH OTHER PERSONS AS MAY HEREINAFTER BE SELECTED BY SELLERS WHO IRREVOCABLY AGREE IN WRITING TO SO SERVE AS AGENT TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY COURT PROCEEDING, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

10.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

            IN WITNESS WHEREOF, the parties hereto have consent this Agreement to be executed as of the date first written by their respective duly authorized officers.

                                        OGDEN ENTERTAINMENT, INC.


                                        By:
                                            Name:
                                            Title:

VOLUME SERVICES AMERICA HOLDINGS, INC.

By:
    Name:
    Title:

BCP VOLUME L.P.,

By: Blackstone Capital Partners II
    Merchant Banking Fund L.P.

    By: Blackstone Management Associates
        II L.L.C., as General Partner

        By:
            Name:
            Title:

BCP OFFSHORE VOLUME L.P.

By: Blackstone Offshore Capital Partners II L.P.

    By: Blackstone Management Associates
        II L.L.C., as General Partner

        By: ____________________________________  Name:
            Title:

    By: Blackstone Service (Cayman) LDC
        as Administrative General Partner

        By:
            Name:
            Title:

                                        VSI MANAGEMENT DIRECT L.P.

                                        By: VSI Management I L.L.C.

                                            By: ________________________________
                                                Title:

                                            By: Blackstone Management
                                                Associates II L.L.C., as
                                                Managing Member

                                                By: ____________________________
                                                    Title:

RECREATIONAL SERVICES L.L.C.

By: General Electric Capital Corporation
    Managing Member

    By:
        Name: Michael Gaudino
        Title: Attorney-In-Fact

As to Sections 1.2(b), 1.2(c), 1.2(d) and 7.11 of this
Agreement:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
    Name:
    Title:

                                     Annex A

BCP Volume L.P.                     157.01965 shares

BCP Offshore Volume L.P.             40.73462 shares

VSI Management Direct L.P.           14.12904 shares

Recreational Services L.L.C.        120.78984 shares

Total                               332.67315 shares

                                   Exhibit B-1

                                COMPLIANCE NOTICE

The undersigned hereby certifies as follows:

      Ogden Entertainment, Inc., a Delaware corporation ("Purchaser"), irrevocably waives (subject to Section 1.3(i) of the Stock Purchase Agreement dated as of June 24, 1999 (the "Agreement") among Volume Services America Holdings, Inc., a Delaware corporation (the "Company"), BCP Volume L.P., a Delaware limited partnership ("Volume"), BCP Offshore Volume L.P., a Cayman Islands exempted limited partnership ("Offshore"), Recreational Services L.L.C., a Delaware limited liability company ("Services") and VSI Management Direct L.P., a Delaware limited partnership ("Management Direct" and, together with Volume, Offshore and Services, the "Sellers") and Purchaser) any claim that the conditions to Closing set forth in Sections 6.1 of the Agreement, based on
Article II of the Agreement (other than Section 2.20), and 6.2 of the Agreement to the extent relating to the performance of covenants by any Seller and/or the Company on or prior to the Closing Target Date, were not satisfied as of the Closing Target Date.

      Capitalized terms not defined herein shall have the meaning assigned thereto in the Agreement.

Date: ______ __, 1999

                                          OGDEN ENTERTAINMENT, INC.


                                          By: ____________________________
                                              Name:
                                              Title:

                                   Exhibit B-2

                              NON-COMPLIANCE NOTICE

The undersigned hereby certifies as follows:

      Ogden Entertainment, Inc., a Delaware corporation ("Purchaser"), hereby alleges that the specific facts and circumstances identified in the attached description result in a breach as of the Closing Target Date of the indicated representations and warranties of Article II or Article III of the Stock Purchase Agreement, dated as of June 24, 1999 (the "Agreement"), among Volume Services America Holdings, Inc., a Delaware corporation (the "Company"), BCP Volume L.P., a Delaware limited partnership ("Volume"), BCP Offshore Volume L.P., a Cayman Islands exempted limited partnership ("Offshore"), Recreational Services L.L.C., a Delaware limited liability company ("Services") and VSI Management Direct L.P., a Delaware limited partnership ("Management Direct" and, together with Volume, Offshore and Services, the "Sellers") and Purchaser, and/or the indicated covenants to be performed by the Company and/or any Seller on or prior to the Closing Target Date, which in good faith are reasonably alleged by the Purchaser to give rise to a failure of the conditions to Closing set forth in Sections 6.1 or 6.2 of the Agreement.

      Capitalized terms not defined herein shall have the meaning assigned thereto in the Agreement.

Date: ________, 1999

                                          OGDEN ENTERTAINMENT, INC.


                                          By: ____________________________
                                              Name:
                                              Title: